EXHIBIT 23.2

CONSENT OF ERNST & YOUNG

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rediff.com India Limited ADR Linked Stock Option Plan-2004 of our report dated April 21, 2003 with respect to the consolidated financial statements of Rediff Holdings, Inc included in the consolidated financial statements of Rediff.com India Limited included in the Annual Report (Form 20-F) of the Rediff.com India Limited for the year ended March 31,2004 filed with the Securities and the Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York
December 2, 2004